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                                                                    Exhibit 99.6

                                STATE OF MICHIGAN

                 IN THE CIRCUIT COURT FOR THE COUNTY OF LENAWEE

HERRICK FOUNDATION,

                  Plaintiff,

v.                                        Case No. 08-                  -CZ

TECUMSEH PRODUCTS COMPANY,                Hon.

                  Defendants.

HONIGMAN MILLER SCHWARTZ AND COHN LLP           LUCAS LAW, PC
By: Robert M. Jackson (P40723)                  By: Frederick Lucas (P29074)
    Arthur T. O'Reilly (P70406)                 Counsel for Plaintiff
Counsel for Plaintiff                           7577 US Highway 12
2290 First National Building                    Onsted, Michigan  49265
660 Woodward Avenue                             (517) 467-4000
Detroit, Michigan 48226
(313) 465-7430

                       VERIFIED COMPLAINT FOR DECLARATORY,
                           INJUNCTIVE AND OTHER RELIEF

                  A civil action between these parties was previously filed in this Court, where it was given Case No. 08-3015-CZ, and was assigned to Judge Timothy P. Pickard. That action remains pending.

      Plaintiff Herrick Foundation, by and through its counsel, states the following as its complaint for declaratory, injunctive and other relief against Tecumseh Products Company ("Tecumseh"):

                               Page 17 of 26 pages
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                                  INTRODUCTION

      1. To further entrench themselves at Tecumseh and to significantly dilute Plaintiff's voting interest, on December 4, 2008, Tecumseh's Board declared an unlawful and inequitable stock split (the "Stock Split") without shareholder approval or a vote. The Stock Split has the direct and intended effect of significantly reducing Plaintiff's voting interest in Tecumseh from 15.2% to just 4.2% and all the Class B shareholder voting interests from 100% to 27%. To preserve Plaintiff's interests as a voting shareholder, Plaintiff seeks immediate declaratory and injunctive relief to invalidate and enjoin the Stock Split.

                      THE PARTIES, JURISDICTION AND VENUE

      2. Plaintiff is a Michigan nonprofit corporation that beneficially owns 769,426 voting shares, which is approximately 15.2% of the outstanding Class B common stock (the only voting class) of Tecumseh. Plaintiff is a Private Foundation under the Internal Revenue Code, organized for charitable purposes. The Board of Trustees of Plaintiff currently consists of Todd W. Herrick, Kent
B. Herrick, and Michael Indenbaum.

      3. Tecumseh is a Michigan corporation which conducts business in Lenawee County, Michigan. Members of the Herrick family have managed Tecumseh from its inception in 1934 until 2007. Tecumseh is a full line, independent global manufacturer of hermetic compressors for air conditioning and refrigeration products, and Tecumseh's products are sold in over 110 countries around the world. Tecumseh is a publicly-traded company listed on The NASDAQ Stock Market. The total number of issued and outstanding Class B common shares of Tecumseh is 5,077,746, and the total number of issued and outstanding Class A common shares of Tecumseh is 13,401,938.

      4. Venue is proper in this Court because Tecumseh conducts business in Lenawee County, Michigan. In addition, Plaintiff's causes of action arose in Lenawee County, Michigan.

                               Page 18 of 26 pages
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      5. This Court has jurisdiction pursuant to Michigan's general jurisdiction statutes because the amount in controversy, exclusive of interests and costs, exceeds $25,000 and because the plaintiff seeks injunctive, declaratory and other equitable relief arising out of an actual controversy between the parties. MCR 2.605; MCL Section 600.605.

                                BACKGROUND FACTS

      6. In a prior action brought against Tecumseh, Case No. 07-2525-CZ (the "Corporate Governance Lawsuit"), Plaintiff challenged, among other things, a retaliatory resolution adopted by the majority of Tecumseh's Board to pack the Board and interfere with Plaintiff's voting rights as a shareholder. After this Court made clear that it would not allow Tecumseh to take actions targeted at impeding Plaintiff's rights, the parties entered into a settlement agreement, resolving the claims in that lawsuit and another federal case in 2007.

      7. On June 13, 2008, Plaintiff brought another lawsuit against Tecumseh before this Court, which was assigned Case No. 08-3015-CZ (the "Supermajority Bylaw Lawsuit"). Plaintiff challenged Tecumseh's amendment to the bylaws -- to raise from 50% to 75% the number of shareholders necessary to require a special meeting -- as an improper effort to preclude Plaintiff from voting on changes to the Board's composition.

      8. On August 11, 2008, this Court ordered that Tecumseh must call and hold a special meeting of voting shareholders on November 21, 2008 (the "Special Meeting") as part of the Supermajority Bylaw Lawsuit. See Exhibit A Para 1. The stated purpose of the Special Meeting was "to consider the removal of Peter Banks and David Risley as Directors, and, to the extent that removal is approved, the election of Directors to fill the vacancies created by the removal." See id. at Para 3. Although more votes were cast to remove Mr. Risley than against his removal, the majority of all outstanding voting shares needed to remove the directors was not obtained.

                               Page 19 of 26 pages
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      9. On December 4, 2008, Plaintiff submitted a "Say on Executive Pay"
proposal to Tecumseh for inclusion in its proxy materials for the 2009 Annual Meeting of Shareholders. That same day, on December 4, 2008, a majority of the Board of Tecumseh (including Messrs. Banks and Risley) declared a share "dividend" as part of a so-called "recapitalization plan," which is in reality a stock split.

      10. Pursuant to this Stock Split, two Class A shares will be issued for each outstanding Class A share and two Class A shares will be issued for each outstanding Class B share. The Stock Split will reduce the total number and the voting power of Class B voting shares to less than 10% of all outstanding shares. The Class B shareholders currently hold 100% of the voting power.

      11. According to Article IV(f) of Tecumseh's Restated Articles of Incorporation ("Restated Articles"), "[a]ll outstanding shares of Class A Common Stock automatically shall convert into shares of Class B Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class B Common Stock . . . falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and of Class B Common Stock." Exhibit B. This provision was designed to address a situation where the number of Class B shares fell below 10% through, for example, redemption of Class B shares or the issuance of more Class A shares for capital-raising purposes. It was not intended to be a sword to be used by the Board to unreasonably dilute the vote of the current Class B shareholders.

      12. Tecumseh did not seek shareholder approval prior to declaring this unlawful and inequitable Stock Split, which it formerly acknowledged was the only fair way to implement the "recapitalization plan." The Stock Split applies to all shares of record as of December 15, 2008, and the Stock Split will be completed on December 31, 2008 -- less than a month from today.

                               Page 20 of 26 pages
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      13. Even more egregious than Tecumseh's actions in the Corporate
Governance Lawsuit and the Supermajority Bylaw Lawsuit, the Stock Split announced on December 5, 2008 is an improper and inequitable action designed to significantly dilute Plaintiff's and other Class B shareholder's voting rights and entrench the current directors. The direct and intended effect of the Stock Split is to drastically reduce Plaintiff's voting interest by approximately 73%, from 15.2% to less than 4.2%, and will reduce all of the Class B shareholder voting interests from 100% to 27%.

                                     COUNT I

      14. Plaintiff incorporates Paragraphs 1 through 13, above.

      15. There is an actual controversy within this Court's jurisdiction between Plaintiff and Tecumseh pursuant to MCR 2.605, and Plaintiff has no adequate remedy at law.

      16. Through the Stock Split, Tecumseh has taken actions to thwart and interfere with the voting rights of Plaintiff and other shareholders and to entrench the existing board members.

      17. The declaration of the Stock Split was made without compelling justification, for improper and inequitable purposes, and is otherwise invalid under Michigan law and policy.

      18. This Court should immediately declare that the Stock Split is invalid and of no force and effect, prevent Tecumseh from issuing the Class A dividend to implement its illegal and inequitable Stock Split, and issue temporary, preliminary and permanent injunctive relief to that effect.

      19. Unless this Court immediately invalidates and prohibits Tecumseh from issuing the Class A dividend to implement its unlawful and inequitable Stock Split, Plaintiff will suffer

                               Page 21 of 26 pages
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irreparable injury through the loss and impairment of its shareholder voting interests in the unique, viable businesses of Tecumseh in which it is invested. Among other things, Plaintiff's voting influence will be cut by approximately 73% at precisely the time that it is proposing a "Say on Executive Pay" and taking other proper shareholder actions.

      20. There is a substantial likelihood that Plaintiff will prevail on the merits of its claims entitling it to the declaratory and injunctive relief sought herein.

      21. Plaintiff is at risk to be harmed to a greater degree by the absence of the declaratory and injunctive relief sought herein than the harm that would be suffered by Tecumseh by the granting of such relief as Tecumseh could legitimately achieve the recapitalization by an amendment to the Restated Articles approved by a majority of the outstanding Class B shares.

      22. The public interest concerning Tecumseh, a publicly-traded Michigan corporation, will be protected if the declaratory and injunctive relief requested by Plaintiff is granted, and there is no need whatsoever for Tecumseh to proceed with the Stock Split at this time and without shareholder approval.

      23. Without such declarations and injunctions, Plaintiff will be significantly and irreparably damaged. Pursuant to MCR 2.605(D), Plaintiff requests that this action be advanced by the Court on its docket on an expedited basis.

      WHEREFORE, Plaintiff respectfully requests that this Court issue a declaration of rights and a temporary, preliminary and permanent injunction against Tecumseh granting Plaintiff at least the following relief:

      a. Temporarily, preliminarily, and permanently enjoining and declaring invalid the Stock Split and enjoining the issuance of the Class A share dividend;

      b. Declaring and enjoining Tecumseh from engaging in any activity that would thwart or interfere with the voting rights of Plaintiff;

                               Page 22 of 26 pages
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      c.    Ordering Tecumseh to pay Plaintiff's attorneys fees, costs, and related expenses; and

      d. Awarding all other relief which the Court deems just and appropriate.

                                    COUNT II

      24. Plaintiff incorporates Paragraphs 1 through 23, above.

      25. Article IV(C) of Tecumseh's Restated Articles provides that, where a split of one class of stock occurs, the other class is required to be split in the same manner, thus maintaining the proportional levels of ownership of the different classes after the split as before the split. Specifically, Article IV(C) provides: "[I]f the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined." Exhibit B at Article IV(C).

      26. The Stock Split would accomplish a 3 - for-1 split or subdivision of the Class A Common Stock without a corresponding split or subdivision of the Class B Common Stock, as required by Article IV(C) of Tecumseh's Restated Articles.

      27. Tecumseh purposefully structured its Stock Split to change the proportional levels of ownership of stock in an effort to drastically reduce the voting interests of Plaintiff and to entrench management at Tecumseh. The provision in Tecumseh's Restated Articles providing for conversion of Class A shares into Class B shares when the Class B shares "falls" below 10% of the total shares outstanding cannot be used to allow the Board to unilaterally dilute the voting

                               Page 23 of 26 pages
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interests of the Class B shares. It was not designed as a
sword by which the Board may seek to eliminate the Class and substantially reduce its voting rights.

      28. Unless this Court immediately invalidates and prohibits Tecumseh from issuing the Class A dividend to implement its unlawful and inequitable Stock Split, Plaintiff will suffer irreparable injury through the loss and impairment of its shareholder voting interests in the unique, viable businesses of Tecumseh in which it is invested. Among other things, Plaintiff's voting influence will be cut by approximately 73% at precisely the time that it is proposing a "Say on Executive Pay" and taking other proper shareholder actions.

      29. There is a substantial likelihood that Plaintiff will prevail on the merits of its claims entitling it to the declaratory and injunctive relief sought herein.

      30. Plaintiff is at risk to be harmed to a greater degree by the absence of the declaratory and injunctive relief sought herein than the harm that would be suffered by Tecumseh by the granting of such relief as Tecumseh could legitimately achieve the recapitalization by an amendment to the Restated Articles approved by a majority of the outstanding Class B shares.

      31. The public interest concerning Tecumseh, a publicly-traded Michigan corporation, will be protected if the declaratory and injunctive relief requested by Plaintiff is granted, and there is no need whatsoever for Tecumseh to proceed with the Stock Split at this time and without shareholder approval.

      32. Without such declarations and injunctions, Plaintiff will be significantly and irreparably damaged. Pursuant to MCR 2.605(D), Plaintiff requests that this action be advanced by the Court on its docket on an expedited basis.

                               Page 24 of 26 pages
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      WHEREFORE, Plaintiff respectfully requests that this Court issue a declaration of rights and a temporary, preliminary and permanent injunction against Tecumseh granting Plaintiff at least the following relief:

            Temporarily, preliminarily, and permanently enjoining and declaring invalid the Stock Split and enjoining the issuance of the Class A share dividend;

            Declaring and enjoining Tecumseh from engaging in any activity that would thwart or interfere with the voting rights of Plaintiff;

            Ordering Tecumseh to pay Plaintiff's attorneys fees, costs, and related expenses; and

            Awarding all other relief which the Court deems just and appropriate.

                                     Respectfully submitted,

                                     HONIGMAN MILLER SCHWARTZ AND COHN LLP
                                     Counsel for Plaintiff

                                     By:  /s/ Robert M. Jackson               .
                                          -------------------------------------
                                          Robert M. Jackson (P40723)
                                          Arthur T. O'Reilly (P70406)
                                     2290 First National Building
                                     660 Woodward Avenue
                                     Detroit, Michigan  48226
                                     (313) 465-7430

                                     and

                                     LUCAS LAW, PC
                                     Counsel for Plaintiff

                                     By:  /s/ Frederick Lucas                 .
                                          -------------------------------------
                                          Frederick Lucas (P29074)
                                     7577 US Highway 12
                                     Onsted, Michigan  49265
Dated: December 8, 2008              (517) 467-4000

                               Page 25 of 26 pages
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                                  VERIFICATION
STATE OF MICHIGAN       )
                        )ss
COUNTY OF LENAWEE       )

      Todd W. Herrick, being first duly sworn, deposes and states that he has read the foregoing Verified Complaint and that the allegations set forth in the Verified Complaint are true and correct to the best of his information, knowledge and belief, except those allegations which are made upon information and belief and those allegations which set forth legal conclusions.

                                          /s/ TODD W. HERRICK
                                          -------------------------------------
                                          Todd. W. Herrick

Subscribed and sworn to before me, this 8th day of December, 2008.

Donna K. Moyer
------------------------------------
Notary Public, Lenawee, Michigan
Donna K. Moyer
My commission expires:  5/21/11

                               Page 26 of 26 pages